Exhibit 10.1

ASSET PURCHASE AGREEMENT

Between

GREENHUNTER WATER, LLC

and

HELENA HUNTER WATER DISPOSAL LLC

as Seller

and

SABLE ENVIRONMENTAL SWD 4, LLC

as Purchaser

June 10, 2013

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 10th day of June, 2013 (the “Effective Date” or “Closing Date”) between GreenHunter Water, LLC, a Texas limited liability company and Helena Hunter Water Disposal, LLC, a Texas limited liability company; (herein called “Seller”), and Sable Environmental SWD 4, LLC, a Texas limited liability company (“Purchaser”). This Asset Purchase Agreement amends, corrects and supersedes the asset Purchase Agreement between the parties dates June 7, 2013. Seller and Purchaser are sometimes herein referred to collectively as the “Parties” and singly as a “Party.” Capitalized terms shall have the meaning set forth in Article 1 unless otherwise defined herein.

RECITALS

A.	Seller owns a salt water disposal permit and salt water disposal well and operate a salt water disposal well business headquartered in Tarrant County, Texas that provides salt water disposal services to the oil and gas industry in the following county: (the “Business”).

a. Helena Hunter – Karnes County, Texas

B.	Purchaser desires to purchase certain assets and assume certain liabilities of the Seller used in the Business, and Seller desire to sell such assets and assign such liabilities to Purchaser, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1 Purchase and Sale.

(a) At Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of such Seller’s right, title and interest in and to the assets the following assets used in the Business (collectively the “Purchased Assets”):

(i) Seller’s customer business, customer lists and transportation contracts, contracts and agreements, copies of books and records related to the Business of Seller;

(ii) Computerized data and software applications used by Seller in the Business, in each case to the extent assignable by Seller;

(iii) Trademarks, copyrights and other intellectual property and know-how specific to Seller, in each case to the extent assignable by Seller;

(iv) Texas Railroad Commission of Texas Salt Water Disposal Permits No. 13612; (the “Permit”). The Permit is attached hereto in Exhibit 1.1(a)(iv).

(v) That one (1) certain Lease dated February 1, 2012 by and between Frank Kruciak and Seller, attached as Exhibit 1.1(a)(v).

(vi) The following salt water disposal well and equipment owned by Seller: Helena SWD1, attached as Exhibit 1.1(a)(ix).

(b) Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include the following (the “Excluded Assets”):

(i) Any item not specifically identified in Schedule 1.1(a);

(ii) All cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, bonds, deposits and rights to refunds;

(iii) All of Seller’s accounts receivables, notes receivable, negotiable instruments, chattel paper, driver receivables and prepaid expenses unless a purchase agreement covering those items is mutually agreed to and entered into between Seller and Purchaser and attached hereto as a schedule to this Agreement;

(iv) All of Seller’s supplies, furniture, fixtures, computer, telephonic and electronic equipment and inventories;

(v) All of Seller’s prepaid amounts, insurance policies (including any premium refunds), insurance proceeds, deposits, advances, tax refunds, rights to payments under letters of credit and/or other prepaid expenses;

(vi) Any and all liabilities and obligations of Seller except those specifically accepted and assumed by Purchaser under Section 1.2 below;

(vii) Any customer contracts not specifically accepted and assumed by Purchaser in Section 1.2 below or those contracts not assignable by Seller to Purchaser;

(viii) all rights, demands, claims, causes of action, rights of recovery, credits, allowances, rebates, recoupment or rights of setoff or subrogation or defenses of Seller against any person and general intangibles;

(ix) Copies of books, records and other documents that: (1) relate to employees who are not hired by Purchaser; (2) cannot be transferred under laws relating to privacy or health; (3) Seller is not permitted to transfer pursuant to confidentiality agreements with others; or (4) relate to assets, liabilities or obligations retained by Seller;

(x) Any membership interests, partnership interests, capital stock, or other form ownership interest in any direct or indirect subsidiary of Parent or any right to acquire such ownership interests;

(xi) Seller’s certificates of formation, bylaws, minute books, income tax returns, books and records;

(xii) All of Seller’s additional property, assets, capital stock, rights, claims, causes of action, contracts, records, goodwill and other intangibles relating to the Business other than the Purchased Assets; and

(xiii) Seller’s rights under this Agreement and the other agreements, certificates and instruments to be executed in connection with, or pursuant to, this Agreement.

1.2 Assumption of Liabilities. Simultaneously with the execution of this Agreement, the Purchaser shall assume and be solely responsible for those liabilities and obligations to be performed after 11:59 p.m. Central Time on the Effective Date under the contracts, leases, agreements and/or permits assigned to Purchaser and specifically listed on Schedule 1.2, but specifically excluding any liabilities or obligations that are a result of or caused by a breach or default of Seller or any of its affiliates prior to 11:59 p.m. Central Time on the Effective Date (collectively, the “Assumed Liabilities”).

1.3 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser does not assume and shall not be responsible for any liabilities or obligations of any Seller, of any kind or nature, whether or not relating to the Business or the Purchased Assets, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Effective Date (collectively the “Excluded Liabilities”), including, but not limited to, the following Excluded Liabilities:

(a) all liabilities and obligations of any kind existing as of the Effective Date owed or owing by Seller to any shareholder of Seller and/or any affiliate of Seller;

(b) all liabilities and obligations relating to current or former employees, agents, consultants or other independent contractors of Seller, whether or not such persons are employed by the Purchaser after the Effective Date, relating to services performed, benefit accruals or claims accrued or incurred prior to the Effective Date or with respect to employee benefit plans, programs or arrangements at any time on or after the Effective Date, including but not limited to, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit, compensation, accrued payroll, accrued vacation pay, sick leave, severance, worker’s compensation, unemployment compensation, employee welfare or retirement benefits (including any liability or obligation of the Seller under any welfare plan or policy for continuing health coverage), and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by the Seller or any ERISA Affiliate (defined as any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 414 of the Code) or with respect to which the Seller or any ERISA Affiliate may have any liability (collectively the “Benefit Plans”) or obligations under any employment agreement or arrangement, liabilities under the Worker Adjustment and Retraining Notification (“WARN”) Act and obligations or agreements to rehire or give preferential treatment to laid-off or terminated employees;

(c) all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for federal, state, county, local, foreign or other employee payroll or other taxes or assessments (including interest and penalties) of any kind whatsoever relating to the Business for periods up to and including the Effective Date and any income taxes resulting from the transactions contemplated by this Agreement;

(d) any and all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (i) any violation of any Environmental Law by the Seller or any person or entity acting on behalf of the Seller or the person from or through which the Seller acquired title on or prior to the Effective Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (ii) any and all liabilities under any Environmental Law arising out of or otherwise in respect of any act, omission, event, condition or circumstance occurring or existing in connection with the Business or the Purchased Assets on or prior to the Effective Date (including, without limitation, liabilities relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site and (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief; and

(e) all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any governmental authority related to the Business arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Effective Date, including, without limitation, personal injury or property damage, product liability or strict liability.

1.4 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Purchased Assets (“Purchase Price”) shall be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), subject to any Post-Closing Credits required by Section 1.6 of this Agreement.

1.5 Payment of the Purchase Price. The Purchase Price (less any amounts withheld pursuant to the Affidavit of Debts and Liens to be executed by Seller and to be paid directly to the listed vendors including but not limited amounts owed to Padre Tubular, Inc. Kanon Services, LLC and Sable Tanks, LLC)) (the “Cash Closing Payment”) shall be paid by Purchaser to Seller on Closing Date by wire transfer of immediately available funds to the following bank account of Seller:

Wire To:	Amegy Bank
PO Box 27459
Houston, TX 77227

Account Name:	GreenHunter Water LLC

ABA/Routing #:	113011258

Account #:	53746356

1.6. Closing. Closing shall be on the date of execution of this Agreement. Closing shall occur at 1048 Texan Trail, Grapevine, Texas 76051 on June 10, 2013.

1.7 Allocation of Income and Expenses. All revenue from services related to the Business performed prior to 11:59 p.m. Central Time on the Effective Date shall belong to Seller (the “Pre-Closing Business”), and all revenue from services related to the Business after 11:59 p.m. Central Time on the Effective Date (the “Post-Closing Business”) shall belong to Purchaser. As soon as reasonably practicable after the Effective Date, but in any event within thirty (30) days following the Effective Date, representatives of Seller and Purchaser shall examine all relevant books and records of the Business as of the Effective Date to determine (i) the time and date of delivery and the division of revenue from services immediately prior to and/or immediately after the Effective Date and (ii) the amount of direct expenses incurred by Seller for Post-Closing Business (the “Direct Expenses”) and the amount of direct expenses incurred by Purchaser for Pre-Closing Business. Each party shall promptly reimburse the other party for their respective Direct Expenses within ten (10) business days after determination. If the parties are unable to agree on the amount of the reimbursement for Direct Expenses, the dispute resolution provisions of Section 7.1 shall apply.

1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.7 which is attached hereto and incorporated by this reference herein. Seller and Purchaser each agree to comply with the requirements of Section 1060 of the Internal Revenue Code and to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner consistent with the purchase price allocation set forth on Schedule 1.7.

1.9 Transfer Taxes. In the event that any sales, use, transfer, license, title or other similar taxes or charges are assessed on or after the Effective Date as a result of the transactions described in this Agreement, upon transfer and/or reissue of vehicle titles or at any time thereafter on the transfer of any of the Purchased Assets, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby, such as filing, recordation, and transfer taxes and other governmental charges normally levied by the State of Texas in connection with the sale of the Purchased Assets to Purchaser or the transfer of titles thereto, will be paid by Purchaser.

1.10 Ad Valorem Taxes. All ad valorem taxes with respect to the Purchased Assets for the calendar year 2013 shall be prorated between Seller and Purchaser as of the Effective Date. If the amount of such taxes with respect to any of the Purchased Assets for 2013 occurs has not been determined as of the Effective Date, then the ad valorem taxes with respect to such Purchased Assets for the preceding calendar year shall be used to calculate such prorations, with known changes in valuation applied. Seller shall be responsible for paying the prorated ad valorem taxes allocable to the number of days in 2013 through the Effective Date, and Purchaser shall be responsible for paying the remainder of the prorated Ad Valorem Taxes for such calendar year.

1.11“As Is, Where Is” Transaction.

(a) Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets or the Business, including, without limitation: (i) income to be derived or expenses to be incurred in connection with the Purchased Assets or the Business, (ii) the physical condition, description or location of any of the Purchased Assets, (iii) the value of the Purchased Assets (or any portion thereof), (iv) the transferability of the Purchased Assets, (v) the terms, amount, validity or enforceability of any Assumed Liabilities, (vi) the truth accuracy or completeness of any materials, financial information or operating data or other information delivered or made available to Purchaser in connection with the transactions contemplated hereby (including, without limitation, due diligence materials provided to Purchaser), and (vii) THE MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS AS A WHOLE OR ANY ITEM OR PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.

(b) Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Assets, except for any representations and warranties expressly set forth in this Agreement, Purchaser is doing so based solely upon such independent inspections and investigations and is not relying on any representations, warranties or agreements of Seller except those expressly set forth in this Agreement. ACCORDINGLY, EXCEPT WITH RESPECT TO ANY REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WILL ACCEPT THE PURCHASED ASSETS ON THE EFFECTIVE DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” Purchaser hereby irrevocably waives and releases all claims against Seller and its representatives and affiliates with respect to the Purchased Assets, other than with respect to Seller’s obligations hereunder regarding the Post-Closing Credit, the indemnification provisions and/or claims for breach of the representations, warranties and covenants specifically set forth in this Agreement.

(c) Notwithstanding the foregoing and subject to any manufacturer restrictions, Seller shall use commercially reasonable efforts to assign to Purchaser any and all equipment manufacturers’ warranties applicable to the Purchased Assets if such equipment manufacturers’ warranties exist and are transferable.

2. CLOSING.

2.1 Seller’s Deliveries. Simultaneously with the execution of this Agreement on the Effective Date, Seller has executed and delivered to Purchaser:

(a) Bills of sale and any other instruments of assignment and assumption conveying title to the Purchased Assets to Purchaser and pursuant to which Purchaser assumes, and agrees to duly pay and perform, the Assumed Liabilities;

(b) Lease Assignment to Seller and from Seller;

(c) Executed Texas RRC Permit Transfer documents prepared by Purchaser;

(d) Original Texas RRC Permit No. 13612;

(e) The original Lease; and

(f) Affidavit of Debts and Liens executed by Seller and GreenHunter Water, LLC.

2.2 Purchaser’s Deliveries. Simultaneously with the execution of this Agreement on the Effective Date, Purchaser has executed and delivered to Purchaser:

(a) Bills of sale and instruments of assignment and assumption conveying title to the Purchased Assets to Purchaser and pursuant to which Purchaser assumes, and agrees to duly pay and perform, the Assumed Liabilities, if any; and,

(b) The Purchase Price.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Good Standing. Seller is a limited liability company validly existing and in good standing under the laws of the State of Texas.

3.2 Limited Liability Company Power. Seller has the limited liability company power, authority and legal right to execute, deliver and perform this Agreement.

3.3 Authorization, Binding Effect. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions of this Agreement (collectively the “Seller Documents”) and the underlying transactions contemplated by this Agreement and the Seller Documents have been duly authorized by Seller. This Agreement and the Seller Documents have been duly executed and delivered by Seller. This Agreement is and the Seller Documents are the legal, valid and binding obligations of Seller enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the Seller Documents, the consummation of the transactions herein and therein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by Seller do not and will not conflict with or result in a breach of the certificate of formation or the company agreement of Seller. No authorization, approval, consent of, and no registration or filing with, any governmental or regulatory official body or authority is required in connection with Seller’s execution, delivery or performance of this Agreement or the Seller Documents other than with respect to the registration of Rolling Stock and transfers of Purchased Assets the title to which is evidenced by certificates of title or registration.

3.5 Title to Properties. On the Effective Date, Purchaser will acquire all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any lien, claim or encumbrance other than Permitted Liens. Sellers shall execute an Affidavit of Debts and Liens known to be owed by Sellers with respect to the drilling and construction of the SWD well located upon the Lease. Such identified debts shall be paid at Closing. Seller shall indemnify and hold Purchaser harmless with respect to all such claims.

3.6 Brokers and Finders. Seller has not engaged any person or entity to act or render services as a broker, finder or similar capacity that would be entitled to receive a fee and/or commission from Seller in connection with the transactions contemplated herein. No person or entity has, as a result of any agreement or action by Seller, any right or valid claim against Purchaser or any of Purchaser’s affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

3.7 Material Adverse Effect. To Seller’s knowledge, without investigation and subject to the impact of the transactions contemplated by this Agreement and any other asset sale transactions Seller has and/or intends to enter into, Seller is not aware of any past, present or impending action or event, or threatened action or event, that would cause a material adverse effect on the Business in its current condition on the Effective Date.

3.8 Environmental Claims. Except as set forth in Schedule 3.8:

(a) The Seller is not subject to any outstanding judgment, decree, or judicial order relating to compliance by Seller with any Environmental Law or to investigation or cleanup of hazardous substances under any Environmental Law.

(b) There are no claims, actions, proceedings or investigations pending or, to the Knowledge of any Seller, threatened against the Seller before any Governmental Authority under any Environmental Law, except those which could not reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of Seller, there have been no discharges, emissions or other releases of hazardous substances by the Seller that are or were required to be investigated or reported under any Environmental Law, except those which could not reasonably be expected to have a Material Adverse Effect.

3.9 Disclosure. No representation or warranty or other statement made by the Seller in this Agreement, the certificates to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and any and all reports made or issued, or that may be made or issued prior to the Closing Date by the Seller contains or will contain any untrue statement or omits or will omit a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Purchaser is a duly organized, validly existing and in good standing under the Laws of the State of Texas.

4.2 Corporate Power and Authority. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement.

4.3 Binding Effect. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except as their enforceability may be limited by laws and/or equitable principles relating to or affecting creditors’ rights.

4.4 Authorization, Binding Effect. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions of this Agreement (collectively the “Purchaser Documents”) and the underlying transactions contemplated by this Agreement and the Purchaser Documents have been duly authorized by Purchaser. This Agreement and the Purchaser Documents have been duly executed and delivered by Purchaser. This Agreement is and the Purchaser Documents are the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.5 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the Purchaser Documents, the consummation of the transactions herein and therein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by Purchaser do not and will not conflict with or result in a breach of the articles of incorporation or bylaws of Purchaser. No authorization, approval, consent of, and no registration or filing with, any governmental or regulatory official body or authority is required in connection with Purchaser’s execution, delivery or performance of this Agreement or the Purchaser Documents other than with respect to the registration of Rolling Stock and transfers of Purchased Assets the title to which is evidenced by certificates of title or registration.

4.6 Brokers and Finders. Purchaser has not engaged any Person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no Person has, as a result of any agreement or action by Purchaser any right or valid claim against Seller, or any of its affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.	CERTAIN POST-CLOSING COVENANTS.

5.1	Consents and Approvals.

(a) Each of the parties hereto shall, and shall cause each of its affiliates to, use its reasonable efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents, including but not limited to the third party consents necessary to consummate the transactions contemplated by this Agreement and take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement. For a period of up to thirty (30) days immediately following the Effective Date, Seller shall use commercially reasonable efforts (which shall not require Seller to incur any expense) to cooperate with Purchaser in connection with Purchaser’s application for the transfer, renewal or issuance of any permits, licenses, plates, approvals or authorizations required to transfer the Purchased Assets from Seller to Purchaser.

(b) Nothing in this Section 5.1 shall require a party to expend any monies to obtain any approval or consent required hereunder, except for customary attorneys’ fees and filing fees incident to the transactions contemplated hereby or as otherwise specifically required under this Agreement.

5.2 Employees. A list of Seller’s employees with current salaries and location is included as Schedule 5.2.

5.3 Collection of Seller Account Receivables.

(a) From and after the Effective Date, Purchaser shall provide Seller with commercially reasonable assistance with respect to Seller’s collection of its existing accounts receivables associated with the Business and which are not Purchased Assets. Within five (5) days of receipt, Purchaser shall remit to Seller all payments received by Purchaser from customers for revenue that accrued prior to the Effective Date (which, for the avoidance of doubt, shall exclude revenues relating to Post-Closing Business) without setoff, netting or recoupment.

(b) From and after the Effective Date, Seller shall provide Purchaser with commercially reasonable assistance with respect to Purchaser’s collection of accounts receivables associated with the Business. Within five (5) days of receipt, Seller shall remit to Purchaser all payments received by Seller from customers for revenue that accrued after the Effective Date (which, for the avoidance of doubt, shall include revenues relating to Post-Closing Business) without setoff, netting or recoupment.

(c) For not less than 180 days after the Effective Date, Purchaser and Seller shall keep accurate records of all payments received in connection with the Business and allow each other reasonable access to such records for the purpose of verifying the amount and application of such payments to the period before or after the Effective Date.

5.4 Employee Benefits. Purchaser is not assuming any liability under any Benefit Plan with respect to any employee, former employee, dependent, beneficiary, or independent contractor and regardless of whether such liability is incurred prior to or after the Effective Date. All employees of Seller who accept employment with Purchaser on or after the Effective Date shall be new employees of Purchaser and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees.

5.5 Employees. For a period of thirty (30) days immediately following the Effective Date, Seller shall use commercially reasonable efforts to assist Purchaser in employing as new employees of Purchaser, those employees that Purchaser desires to hire.

5.6 Maintenance of Books and Records. Seller shall retain all material records relating to the Purchased Assets and/or the Business (the “Seller Records”) until the first (1st) anniversary of the Effective Date. Without the prior written consent of Seller, Purchaser and its officers, directors and representatives shall not disclose trade secrets or confidential business information of Seller contained in the Seller’s Records except (i) as such disclosure is required by law or (ii) where such information becomes generally known or available to the public and/or to Purchaser’s competitors through sources other than Purchaser, its affiliates or its officers, directors or representatives.

5.7 Further Assurances. From time to time after the Effective Date, Seller shall upon reasonable request from Purchaser, execute, acknowledge and deliver to Purchaser such other instruments and take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets. Each of the parties hereto shall cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

5.8 Compliance with Railroad Commission Permit. Within five (5) business days after the Closing, Seller shall, at its sole cost and expense, rework the Helena SWD 1 in order for such well to be in compliance with all terms and conditions contained in the Texas RRC Permit No. 13612. Seller’s proposed remedial operations shall be pre-approved by Purchaser. To assure payment for these operations, Purchaser shall hold-back $50,000 of the purchase price until the required remediation is completed.

6. INDEMNIFICATION.

6.1 Indemnification of Purchaser. Subject to the limitations set forth in Sections 6.3 and 6.4, Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting insurance proceeds to Purchaser and income tax benefits to Purchaser because of the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement; and (ii) all reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 6.1.

6.2 Indemnification of Seller. Subject to the limitations set forth in Sections 6.3 and 6.4, Purchaser shall indemnify and hold Seller harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Seller, net of any resulting insurance proceeds to Seller and income tax benefits to Seller, together with all reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident thereto (A) because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or (B) in respect of any of the Assumed Liabilities, or in respect of any liability arising out of any transaction or event relating to the Purchased Assets occurring after the Effective Date.

6.3 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall survive the execution hereof, notwithstanding any investigation conducted at any time with respect to such representations and warranties, for twenty four (24) months immediately following the Effective Date or until the resolution, pursuant to the dispute resolution provisions of Section 7.1, of any dispute for which written notice of such dispute was received by the Indemnifying Party (as defined below) prior to the expiration of such 24-month period. Immediately after such 24-month period all representations, warranties, covenants and agreements made by any Party to this Agreement or in Seller’s Documents or Purchaser Documents shall expire and be of no further effect. Notice of any claim of a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect.

6.4 General Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

(a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 6.1 or 6.2 hereof, stating in reasonable detail the nature and basis of said claims and the amounts thereof, to the extent known;

(b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 6.1 or 6.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party’s own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party’s counsel insofar as they relate to such inconsistent defenses (but shall not otherwise be obligated to raise or pursue such inconsistent defenses), and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 6.1 and 6.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters (but shall not otherwise be obligated to raise or pursue such other matters). The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

(c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party. The indemnifying party shall not settle any claims without the written consent of the indemnified party if the settlement would impose any cost or admission of liability or any injunctive relief upon the indemnified party.

(e) In no event shall the indemnifying party be liable hereunder for consequential, exemplary, punitive or other speculative damages incurred by the indemnified party as a result of an indemnified claim, but shall be liable for such damages asserted by any third party against the indemnified party, subject to the limitations of this Article 6.

(f) The provisions of this Article 6, shall be the exclusive remedy of the Parties with respect to the occurrence of any event or condition referred to in this Article 6 and with respect to the breach of any representation, warranty, covenant or agreement of another Party hereto; provided, however, that the provisions of Section 1.6 (and not this Article 6) shall be the exclusive remedy of Purchaser with respect to missing or damaged Purchased Assets.

7. DISPUTE RESOLUTION.

7.1 Arbitration. It is the intention of the parties that in the event any dispute arises under this Agreement, the parties shall first meet and confer with one another to attempt to negotiate a resolution of such dispute without recourse to arbitration and/or litigation. If, after commercially reasonable efforts to resolve any dispute arising under this Agreement, the parties are unable to agree, the dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Rules”), and further subject to the following:

(a) There shall be one (1) independent arbitrator (“Arbitrator”) selected according to the Rules.

(b) The Arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.

(c) The determination of the Arbitrator shall be binding on the parties hereto, and shall not, absent bad faith on the part of the Arbitrator, be appealable or otherwise subject to challenge.

(d) Judgment on any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

(e) The right to arbitration hereunder shall survive any termination of this Agreement.

(f) The Arbitrator shall select an exclusive location for arbitration of any such dispute, controversy, or claim and such selection shall be limited to Dallas County, Texas.

(g) The Arbitrator shall be directed that any arbitration under this Agreement shall be completed as soon as practicable after the filing of notice of a request for such arbitration, but in any event within ninety (90) days of the request for arbitration.

(h) All payments determined by the Arbitrator shall be paid in U.S. funds by the responsible party within five (5) business days following determination thereof. A disputed performance or suspended performance pending the resolution of the arbitration shall be completed within a reasonable time period following the final decision of the arbitrator.

(i) The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party.

(j) The fees and expenses payable to the Arbitrator in connection with such determination will be borne 50% by Seller and 50% by Purchaser pending the final decision of the Arbitrator. The final decision of the Arbitrator may, however, award costs of the Arbitrator and the arbitration costs of the parties to the arbitration in the manner provided in such final arbitration decision.

8. MISCELLANEOUS.

8.1 Certain Definitions and Interpretive Provisions.

(a) For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(i) “Permitted Liens” means:

(A) all rights reserved to or vested in any governmental authority to control or regulate the Purchased Assets and Business and all obligations and duties under all laws or under any permit issued by any governmental authority;

(B) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith;

(C) statutory and contractual liens in favor of mechanics, materialmen, warehousemen, and landlords for amounts not yet due and payable or the amount or validity of which is being contested in good faith; and

(D) liens arising under the terms of the Assumed Contracts or as a matter of law securing Assumed Liabilities.

(ii) “Business Days” means any day other than (a) a Saturday, (b) a Sunday or (c) a day on which commercial banks are authorized or required to close in Corpus Christi, Texas.

(b) Unless indicated otherwise, all days referred to in this Agreement are calendar days. Whenever any obligation hereunder is required to be performed on a day which is not a “business day,” the time required for such performance shall be extended to the next succeeding calendar day which is a business day.

(c) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Any reference in this Agreement to “$” shall mean United States dollars.

(g) Any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or regulation as from time-to-time amended, modified or supplemented including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations and references to all attachments thereto and instruments incorporated therein.

(h) All Article and Section references herein are to Articles and Sections of this Agreement, unless otherwise specified.

(i) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) References to any Party include the successors and permitted assigns of that Party.

(l) “Shall” and “will” have equal force and effect.

(m) THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

(n) Time is of the essence in the performance of this Agreement.

8.2 Expenses. The Purchaser and Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Purchaser shall be responsible for transfer taxes, title registration fees and similar charges incurred in connection with the sale of the Purchased Assets, if any.

8.3 Entire Agreement. This Agreement, the Seller’s Documents, the Purchaser Documents and the Exhibits and Schedules hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The Parties hereto make no representations or warranties except as expressly set forth in this Agreement or in any duly executed certificate or schedule delivered pursuant hereto.

8.4 Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose the transactions contemplated by this Agreement without the prior approval of the other party, which approval may not be unreasonably withheld or delayed. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party provides to the other party reasonable advance written notice of such required disclosure describing the substance of the proposed disclosure (such as the content of a proposed press release).

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

8.6 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

If to Seller:

c/o GreenHunter Water, LLC

1048 Texan Trail

Grapevine, Texas 76051

Attn: Morgan F. Johnston, Senior Vice President

 General Counsel and Secretary

Facsimile: 972-410-1066

If to Purchaser:

Sable Environmental SWD 4, LLC.

711 N. Carancahua, Suite 1130

Corpus Christi, Texas 78401

Phone: (361) 806-2121

E-mail: will@sableco.com

With a copy to:

Robert C. Pate

Frost Bank Plaza

802 N. Carancahua, Suite 1350

Corpus Christi, Texas 78401-0022

Phone: (361) 888-8413

Fax: (361) 887-6207

Email: judgepate@robertcpatelaw.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.7 Assignment; Successors and Assigns. This Agreement may be assigned by either of the parties hereto by providing the other party with prior written notice of such assignment. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.8 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Texas disregarding any conflicts of law principles to the contrary. This contract is fully performable within Nueces County, Texas.

8.9 Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

8.10 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable so as to give effect to the intention of the parties.

8.11 Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

8.12 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

GREENHUNTER WATER, LLC

By:	/s/ Kirk Trosclair
Name:	Kirk Trosclair
Its:	Executive Vice President

HELENA HUNTER WATER DISPOSAL, LLC

By:	/s/ Kirk Trosclair
Name:	Kirk Trosclair
Its:	Executive Vice President

PURCHASER:

SABLE ENVIRONMENTAL SWD 4, LLC

By:	/s/ William C. Cocke, Jr.
Name:	William C. Cocke, Jr.
Its:	Member

LIST OF SCHEDULES

SCHEDULE 1.2

Assumed Liabilities

SCHEDULE 1.7

Allocation of Purchase Price

SCHEDULE 3.8

Environmental Claims

SCHEDULE 5.1

Employee Lists

LIST OF EXHIBITS

EXHIBIT 1.1(a)(iv) – Helena SWD Permit

EXHIBIT 1.1(a)(v) – Helena SWD Surface Lease

EXHIBIT 1.1(a)(vi) – Helena SWD Asset List